Exhibit 10.35

EMPLOYMENT AGREEMENT

between

MAXIM INTEGRATED PRODUCTS, INC.,

a Delaware Corporation

and

Pirooz Paravarandeh

November 1, 1994

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of November 1, 1994 by and between Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), and Pirooz Paravarandeh (“Employee”).

RECITALS:

A. The Company and the Employee wish to set forth the terms and conditions of the Employee’s continued employment by the Company.

B. The Company would like to retain Employee’s services as a consultant to the President of the Company following Employee’s termination of employment with the Company in exchange for making health insurance coverage (medical and dental) available to Employee and his spouse and dependents, if any, following his termination of employment.

AGREEMENT:

In consideration of the foregoing and of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1. Employment.

1.1 Employee is the Managing Director of the Company at this time and shall serve in that or in such other function as may be assigned from time to time by the Company and shall perform the duties customarily associated with such function from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment. This Agreement shall not affect the Company’s right to demote or promote Employee or to change Employee’s function within the Company.

1.2. Employee will to the best of Employee’s ability, devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder and the business and affairs of the Company.

1.3. Employee will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

2. Noncompetition. During the period of Employee’s employment with the Company and during the period in which Employee is a consultant to the President of the Company, Employee shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing or marketing products which are in the same field as, or which otherwise compete with, the products or proposed products of the Company. Ownership by Employee, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this section.

3. Compensation of Employee.

3.1. As of the date of this Agreement, the Company pays Employee a base salary of One Hundred Nine Thousand Dollars ($109,000) per year, payable in installments consistent with the Company’s normal payroll practices for its employees.

3.2. The Company will consider raising Employee’s salary from time-to-time, but any decision in respect thereof shall be at the Company’s sole discretion.

3.3. Employee’s performance shall be reviewed by the Company on a periodic basis (but not less than once in each fiscal year) and the Company may, in its sole discretion, award such bonuses to Employee as shall be appropriate or desirable based on Employee’s performance.

3.4. All of Employee’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5. For so long as Employee is employed by the Company, Employee shall be entitled to fringe benefits, vacation and holidays in accordance with the Company’s standard employment policies and practices for all employees.

4. Expense Reimbursement. The Company shall reimburse Employee from time to time, in accordance with its normal practice and subject to its normal policies and procedures as to expense reimbursement, for all reasonable and necessary travel expenses, disbursements and other reasonable and necessary incidental expenses incurred by him on behalf of the Company in the performance of his duties hereunder.

5. Stock Option. In consideration of the services performed and to be performed by Employee for the Company, pursuant to the Company’s stock option plans, the Company has granted to Employee options to purchase common shares of the Company as summarized on Exhibit A hereto.

6. Proprietary Information and Inventions. Employee has previously executed a Proprietary Information and Inventions Agreement attached hereto as Exhibit B. The terms of said agreement are incorporated by reference in this Agreement, and Employee hereby confirms his agreement to be bound thereby.

7. Termination by Company. This Agreement does not grant the Employee any right or entitlement to be retained by the Company, and shall not affect or prejudice the Company’s right to discharge the Employee in accordance herewith. The Company may terminate Employee’s employment either for cause or other than for cause.

7.1. Termination With Cause. The Company may terminate Employee’s employment with Company at any time for cause, immediately upon notice to Employee of the circumstances leading to such termination for cause. In the event that Employee’s employment is terminated for cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), will immediately cease to accrue, and all compensation and benefits accrued through the date of termination shall be paid promptly to Employee as required by law. The date of termination shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice; and neither Employee nor the Company shall have any obligations under Section 8 below,

7.2. Termination Without Cause. The Company may terminate Employee’s employment with the Company at any time, upon advance written notice to the Employee, without cause. Such notice shall specify the effective date of termination. Notice or severance payments in lieu of notice shall be in accordance with the Company’s normal policy or as mutually agreed between Company and Employee. Except for any such severance payments and except benefits provided by law (e.g., COBRA health insurance continuation benefits), all compensation and benefits will immediately cease to accrue after the effective date of termination; and neither Employee nor the Company shall have any obligations under Section 8 below. All compensation and benefits accrued through the date of termination shall be paid promptly to Employee as required by law.

7.3. Definition of Cause. For purposes of this Agreement, “cause” shall mean: (a) actions not specifically authorized by an officer senior to Employee that are knowingly for the pecuniary benefit of Employee or members of his family, and that materially and adversely affect the business or affairs of the Company or any subsidiary or affiliate thereof; (b)willful and material violation of Company policies or procedures; (c) the commission by Employee of an act involving embezzlement or fraud against the Company or commission or conviction of a felony or of any crime involving moral turpitude; or (d) the repeated use by Employee of either (i) alcohol or (ii) an illegal substance (other than under a physician’s prescription) in a manner which impairs his carrying out his duties.

8. Termination by Employee. This Agreement shall not interfere in any way with Employee’s right to terminate his employment with the Company at any time, upon at least one hundred twenty (120) days advance written notice.

8.1 Post-Employment Consultation. In the event Employee terminates his full-time employment with the Company in accordance with Section 8 and provides in his written notice of termination notice to the President of the Company or the Board of Directors that he is willing and able to act as a consultant to the President of the Company on terms to be mutually agreed upon, the Company will make Health Insurance Coverage available to Employee and his spouse and/or dependents, if any, in accordance with this Section 8. The compensation and other terms of such consultancy shall, unless otherwise agreed provide for part-time consulting (up to one (1) day per month) at compensation equal to at least five percent (5%) of Employee’s base salary at the time of termination.

8.2 Health Insurance Coverage. For purposes of this Agreement, Health Insurance Coverage shall mean coverage under any group health plan(s), as defined in Section 5000(b)(l) of the Internal Revenue Code of 1986, as amended (the “Code’” that the Company maintains for its employees and that is available to consultants to the President of the Company. Health Insurance Coverage shall be the same as the group health plan coverage the Company provides its employees. In the event the group health plan coverage provided to employees of the Company changes, Health Insurance Coverage shall change in the same manner. A change to group health plan coverage includes, but is not limited to, a change in covered medical expenses, a change in deductibles, copayments or coverage limits, and a change in the insurance provider. In the event the Health Insurance Coverage is to be provided under a new insurance contract, the Company will include consultants to the President of the Company among those eligible for coverage under such contract.

8.3 Cost of Health Insurance Coverage.

(a) During the ten (10) year period following Employee’s notice of willingness and ability to act as a consultant to the President pursuant to Section 8.1 above, Employee shall be required to pay the same amount for the Health Insurance Coverage as a similarly situated full-time employee would be required to pay for coverage under the Company’s group health plan(s). The amount Employee is required to pay for Health Insurance Coverage shall be adjusted in the same amount and at the same time as the amount employees of the Company are required to pay for similar coverage under the Company’s group health plan(s). Employee shall pay his cost for the Health Insurance Coverage not less frequently than monthly by submitting a personal check for the appropriate amount to the Company.

(b) After the expiration of the ten (10) year period covered by Section 8.3(a), Employee shall be required to reimburse the Company for the Health Insurance Coverage in an amount equal to the cost to the Company of covering an employee with similar coverage under the Company’s group health plan(s). Such reimbursement shall be paid not less frequently than monthly by personal check.

8.4 Spousal Coverage. In the event of Employee’s death while receiving Health Insurance Coverage, Employee’s spouse, if any, shall be eligible for Health Insurance Coverage until her death so long as she pays for the Health Insurance Coverage in an amount equal to the cost of coverage under the Company’s group health plan(s) for an employee with identical coverage.

8.5 Disability of Employee. In the event Employee becomes disabled while receiving Health Insurance Coverage, Employee shall be deemed to be a consultant to the President of the Company during Employee’s disability. For purposes of this Agreement, “disabled” means Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him as a consultant to the President of the Company.

8.6 Termination of Coverage. Employee’s and his spouse’s and/or dependent’s, if any, Health Insurance Coverage shall terminate upon the occurrence of the earliest of the following events:

(a)	Employee again becomes an employee of the Company eligible for coverage under the Company’s group health plans;

(b)	Employee becomes a full-time employee of another company or a part-time employee of another company in which he is eligible for coverage under that company’s health plan;

(c)	Employee breaches Section 2 of this Agreement regarding noncompetition;

(d)	Employee elects to terminate this Agreement in accordance with Section 15 of this Agreement;

(e)	Employee is able, but unwilling to act as a consultant to the President of the Company;

(f)	Employee does not pay the cost of Health Insurance Coverage for three (3) months; or

(g)	the Company does not provide group health plan coverage to its employees.

Employee agrees to notify the Company in writing of the occurrence of any of the events described in (b) through (e), above. The Company agrees to notify Employee in writing of the occurrence of any of the events described in (f) and (g), above.

In the event, Employee’s and his spouse’s and/or dependent’s, if any, Health Insurance Coverage terminates in accordance with the previous paragraph, Employee and his spouse and/or dependents, if any, shall be offered COBRA health insurance continuation benefits to the extent required by Section 4980B(f) of the Code.

9. Arbitration. Any and all claims, disputes or controversies, whether of law or fact of any nature whatsoever, arising from or respecting the termination of this Agreement shall be decided exclusively by arbitration by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the rules and regulations of the American Arbitration Association (“AAA”), or by any other body mutually agreed upon by the parties. Pre-arbitration discovery shall be permitted at the request of either party under appropriate protection for proprietary and confidential business information.

Before filing a demand for arbitration, a party must send the other party written notice identifying the matter in dispute and invoking the procedures in this paragraph. Such written notice shall be sent promptly after the party knew or reasonably should have known of an alleged violation of this Agreement. Within fifteen (15) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in Sunnyvale, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement. If the parties fail to resolve the dispute by written agreement within the fifteen (15) day period, the complaining party may then initiate the arbitration process by filing a demand with JAMS or such other body as the parties may agree upon. Nothing in this paragraph shall prevent a party from seeking temporary equitable relief, from JAMS or such other body as the parties may mutually agree upon, during the fifteen (15) day period if necessary to prevent irreparable harm.

The arbitrator shall be selected as follows: The Company and the Employee shall each alternately strike a name from a list of seven arbitrators supplied by JAMS, or by such other body as the parties may agree upon. Once the list of names is received, neither party may insist upon using a different source of arbitrators. The remaining named person shall be the arbitrator of the matter. Either party may disqualify any individual arbitrator who is a present or past employee, owner, or consultant to the opposing party or a competing organization. Arbitration shall take place at Sunnyvale, California or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the Company, Employee, their respective attorneys, and their respective experts, consultants or witnesses who shall, agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, until such information shall become generally known.

The arbitrator shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary injunction, or a permanent injunction, and shall also be able to award compensatory damages, with or without an accounting and costs. However, the arbitrator shall not be able to award punitive or exemplary damages. The arbitrator shall award reasonable attorneys fees, costs and disbursements to the party in the proceeding determined by the arbitrator to be the prevailing party. The decree or judgment of an award rendered by the arbitrator shall not be appealable and may be entered in any court having jurisdiction over the parties.

Reasonable notice of the time and place of arbitration shall be given to persons other than the parties, if such notice is required by law, in which case such persons or their authorized representatives shall have the right to attend or participate in the arbitration hearing in such manner as the law shall require. If any action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

10. Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, administrators and legal representatives. As the services and duties to be performed by Employee are personal, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. This Agreement shall be assignable by the Company to any successor entity to the Company, or any entity controlled by or under common control with the Company.

11. Notices. All notices or demands of any kind required or permitted to be given by the Company or Employee under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to the Company:

President

Maxim Integrated Products, Inc.

120 San Gabriel Drive

Sunnyvale, CA 94086

(ii)	If to Employee:

Pirooz Paravarandeh

[address]

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the manner specified in this section.

12. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

13. Integration. This Agreement, together with the Proprietary Information and Inventions Agreement and the stock option agreements, is the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the parties.

14. Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Employee and the Company.

15. Termination of Agreement. This Agreement shall terminate when Employee is no longer employed by the Company and Employee and his spouse and/or dependents, if any, are no longer eligible for Health Insurance Coverage under Section 8 of this Agreement. In any event, the parties may mutually agree at any time to terminate this Agreement upon such terms and conditions as may be agreed upon in writing.

16. Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

17. Severability. The unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

18. Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Employee has been encouraged, and has had the opportunity, to consult with his own independent counsel and tax advisors with respect to the terms of this Agreement. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Pirooz Paravarandeh
Its:

/s/ John F. Gifford